Exhibit 10.18

August 25, 2023

David McErlane

Dear David,

Congratulations on this offer to join our team! Catalent hires people with a passion to make a difference to the health of millions of people globally. Your expertise, coupled with Catalent’s expertise and capabilities and its collaborations with thousands of innovative pharmaceutical, biotech, and healthcare companies, will help us develop, supply, and deliver billons of doses of life-enhancing products. We take great pride in hiring professionals like you who have talent, drive, and commitment. We can’t wait to have you join us as we work to advance new medicines for the benefit of patients around the world. We’re confident that you will find your career with Catalent to be filled with opportunities, new challenges, and meaningful work. Attached is important information about our organization and your individual position, rewards, and benefits.

The major provisions of your offer, which is subject to the approval of Catalent’s Board of Directors or its Compensation and Leadership Committee (CLC), are:

Position: Your position will be Group President, Biologics, based in our Baltimore, Maryland site and reporting directly to Alessandro Maselli, President & CEO. You will also be a member of Catalent’s Executive Leadership Team (ELT).

Compensation: Your bi-weekly base rate of pay will be $20,192 (annualized to $525,000). Catalent employees are paid every other Friday, one week in arrears (one week behind the most current workweek you’ve completed).

Performance: Performance and merit-based compensation are reviewed as part of an annual process that generally takes place starting during the last quarter of a fiscal year and ending during the first quarter of the following fiscal year. Assuming that your start date remains on or about September 25, 2023, your first compensation review will likely occur in the annual process for the fiscal year beginning July 1, 2024.

Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance. Effective on your first day of employment, you will be eligible for our health, life, disability, and 401(k) retirement savings plans, as well as all other plans and programs generally available to our U.S. employees. You will receive more information on these benefits during your new hire orientation session. In addition, you will receive or be eligible to participate in the following:

•

You are eligible to participate in Catalent’s short-term incentive plan, which we call the Management Incentive Plan (MIP). Your annual incentive target will be $420,000. You will be eligible for a MIP bonus beginning in our 2024 fiscal year (July 1, 2023 – June 30, 2024), pro-rated based on your hire date. Annual bonus payments are determined based upon the achievement of specific company and personal objectives and are not guaranteed. In order to receive your MIP payment, you must be actively employed at the time of payout.

•

In recognition of your leadership position. you will be recommended to receive a Long-Term Incentive Plan (LTIP) annual grant equal to $925,000. Since LTIP grants have equity components, your grant is subject to the approval of the CLC. The initial grant date will be as soon as administratively possible after your start date. In future years, LTIP grants are made during the first quarter of each fiscal year in accordance with Catalent’s standard equity grant cycle. The complete terms and conditions of the LTIP, including the equity components and related award agreements, will be provided to you shortly after your hire date and are conditioned on, among other things, your acceptance of certain restrictive covenants.

•

At hire, you will receive $300,000 in cash as a sign-on bonus. This cash payment will be subject to a 100% claw back without any adjustments for taxes paid if you voluntarily leave the company or are terminated for cause for a period of 24 months from your hire date.

•

Subject to the approval of the CLC, you will receive a special restricted stock unit (RSU) “make-whole” and “sign-on” grant with a grant-date value of $590,000. These RSU’s will vest in equal annual installments on the first three anniversaries of your grant date. This grant will be subject to similar terms and conditions as the annual LTIP grants, except that they are not eligible for the “Rule of 65” retirement benefit.

•

As a member of the ELT, you will be eligible to participate in Catalent’s Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following your hire date. You will also be eligible for all other benefits generally made available to members of the ELT, including:

•

Financial Planning: Each calendar year, as a member of the ELT, you are eligible for financial planning either by using AYCO (the financial planning unit of Goldman Sachs) or a financial planner of your choice. If you use a financial planner of your choice, your maximum reimbursement per annum is $17,000, which will be considered taxable income and taxed accordingly. More details on financial planning will be provided after your hire date.

Paid Time Off: Upon joining Catalent, you will receive eight (8) paid company holidays (New Year’s Day, MLK Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). In addition:

•

You will be eligible to receive 208 hours (26 days) of PTO per calendar year, pro-rated in your first year based on the number of months you are employed. Future increases to PTO entitlement win be in accordance with Catalent’s prevailing Company PTO policy. PTO includes vacation, sick, and personal days. Carryover of unused PTO is allowed as and to the extent set forth in Catalent’s PTO policy.

Start Date: Your first day of employment will be on September 25, 2023, subject to the satisfactory completion of a background check and drug screening test.

Severance: You will receive a separate severance letter agreement, which entitles you to a severance benefit equal to your annual base salary plus MIP target bonus, subject to the terms of the letter agreement.

Stock Ownership: As Group President, Biologics, you will be subject to Catalent’s Executive Stock Ownership Guidelines. These are available from Human Resources.

Offer Requirements: Consistent with our policies for all Catalent personnel and the special considerations of our industry, this offer is contingent upon the satisfactory completion of a drug screen and background check, including reference checks.

•

The company-paid drug screen must be completed within 30 calendar days prior to your start date, with acceptable results. After acceptance of this offer, a chain of custody form, required for your drug screen, will be sent to you via e-mail by our vendor with information on how to complete the drug screen. The e-mail will also contain contact information for the nearest testing facility to your home address. Be sure to bring a printed copy of the e-mail along with a government-issued photo ID to the facility in order to process your drug screen.

•

A background check, including reference checks, must be complete prior to your start of employment, with satisfactory results. You will be receiving an e-mail from our vendor with information on how to complete the necessary documentation to initiate the required checks and to provide your authorization.

•	On your first day of employment, you will receive and will be asked to sign the Catalent Pharma Solutions Confidentiality Agreement.

•

The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment. An electronic copy of the 1-9 form, including a list of accepted documentation for proof of work authorization, will be sent to you after you pass all pre-hire contingencies.

•

Catalent does not hire employees for the purpose of acquiring their former employers’ trade secrets, intellectual property, or other confidential or proprietary information. In that regard, Catalent expects you to honor your legal obligations to your former employer(s), and you are not permitted to utilize any confidential or proprietary information of your former employer(s) in order to conduct business on behalf of Catalent under any circumstances.

•

Your signature accepting this offer of employment is also your confirmation that you are either not a party to a non-competition or non-solicitation agreement that implicates your duties at Catalent or are a party to such an agreement and will honor your legal obligations to your current (and/or former) employer. If you believe that you cannot perform effectively for Catalent under any lawful and applicable restriction, you must promptly inform Catalent of that fact. Further, in the event any legal action is taken by your former employer as a result of your employment by Catalent, Catalent will have no legal obligation to pay or reimburse you for your legal fees, representation, or damages associated with that legal action. Catalent will take whatever steps it deems appropriate under those circumstances.

Term: Employment with Catalent is not for any definite period of time and is terminable, with or without notice or reason, at the will of either you or the company. There shall be no contract of employment, express or implied.

Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and will be required to sign a letter of compliance at the commencement of employment and from time to time thereafter.

Please signify your acceptance of this offer of employment by scanning/emailing a signed/dated copy of this offer letter to my attention.

If you have any questions, please feel free to call me.

Sincerely yours,

/s/ Lisa Evoli
Lisa Evoli

I accept the above offer of employment:

/s/ David McErlane	27 Aug 2023
David McErlane	Date

August 25, 2023

David McErlane

Re: Severance Benefits

Dear David,

This letter will memorialize the severance payments and benefits to which you will be entitled if your employment with Catalent Pharma Solutions, LLC (the “Company”) ceases under specified circumstances. This letter is effective as of September 25, 2023, the date of your commencement of employment.

Specifically, if you separate from employment with the Company because (i) you are involuntarily terminated by the Company for a reason other than Cause (as defined below), (ii) you die or become Disabled (as defined below), or (iii) you resign from your position with the Company for Good Reason (as defined and in accordance with the terms and conditions set forth below), you will receive the following severance payments and benefits on account of such separation (subject to applicable withholdings and deductions[, as well as the terms and conditions of payment provided below]):

(a)

A severance payment equal to the sum of your annual base salary and target annual cash bonus, payable in equal installments over the one (1) year period following the date of your termination of employment (the “Severance Period”), consistent with the normal payroll practices of the Company; and

(b)

If you elect COBRA continuation coverage, you will continue to receive the group health benefits coverage in effect on your termination date (or generally comparable coverage) for yourself and, where applicable, your spouse and eligible dependents (to the extent they were receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time for employees of the Company generally, which coverage shall be provided until the earliest to occur of (x) the expiration of the Severance Period, (y) the date you are or become eligible for coverage under group health plan(s) of any other employer, and (z) the date you are no longer eligible for COBRA continuation coverage. Such continued coverage shall run concurrently with any available COBRA coverage. Notwithstanding anything to the contrary in the foregoing, if the Company determines, in its reasonable judgment, that providing group health benefits in accordance with the preceding provisions of this paragraph would result in a violation of applicable law, the imposition of any penalty under applicable law, or adverse tax consequences for any participant covered by the Company’s group health benefits plans, the Company may terminate such coverage (or reimbursement) and instead pay you taxable cash payments at the same time and in the same amounts as you would be required to pay as premiums to obtain such coverage.

These severance payments and benefits are conditioned on you signing and not revoking the Company’s standard form of release of claims used with Company executives generally (the “Release”) within sixty days of your termination of employment. The first such payment shall begin on the first payroll date following the date you have executed and returned the Release and such Release is no longer subject to revocation; provided further that, if required to avoid additional taxes or penalties under Section 409A of the Internal Revenue Code (the “Code”) and the rules and regulations thereunder (collectively, “Section 409A”), if the period to return the Release begins in one taxable year and ends in a subsequent taxable year, payment will not commence until the subsequent taxable year, and in all cases the first such payment shall include any amount that would otherwise have been paid between the date of your termination of employment and the first such payment

In addition, your entitlement to the severance payments and benefits are conditioned on your compliance with (a) the non-competition and non- solicitation provisions in each equity grant agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee and (b) the confidentiality obligations imposed on you by our Standards of Business Conduct and each equity grant agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee. You acknowledge that neither your employment nor any termination of employment has created or will create any entitlement to these severance payments and benefits other than as set forth in this letter.

For purposes of this letter, the following terms shall have the following meanings:

•

“Cause” means: (i) your willful failure to perform your duties, which failure is not cured within fifteen (15) days following written notice from the Company; (ii) your conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for the Company to believe that you have engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime (A) involving moral turpitude and (B) demonstrably injurious to the Company or its subsidiaries or affiliates; (iii) your willful malfeasance or misconduct that is demonstrably injurious to the Company or its subsidiaries or affiliates; or (iv) material breach by you of any non-competition, non-solicitation or confidentiality obligation in any agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee. For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by you not in good faith.

•

“Change in Control” has the meaning set forth in the Catalent, Inc. 2018 Omnibus Incentive Plan, as may be amended or modified from time to time (or any successor plan) (provided, however, that, if required to avoid additional taxes under Section 409A, in order to be a Change in Control, the transaction must also be a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” under Section 409A).

•

“Disabled” means you become permanently disabled and as a consequence become entitled to receive benefits under the Company’s then-current long-term disability insurance program (provided, however, that, if required to avoid additional taxes under Section 409A, you must also be considered “disabled” under Section 409A).

•

“Good Reason” means, without your consent: (i) a substantial diminution in your position or duties, adverse change in reporting lines, up and down, or assignment of duties materially inconsistent with your position; (ii) a material reduction in your base salary; (iii) failure of the Company to pay you compensation or benefits when due; (iv) the Company’s failure to provide you with an annual bonus opportunity that is at the same level as established in your offer letter dated August 25, 2023 or any subsequent increase in that level made available to you; or (v) you are required to move your principal business location more than fifty (50) miles; in each case, provided that (A) you have given written notice to the Company (which such notice shall describe in reasonable detail the conduct you believe constitutes Good Reason) within sixty (60) days following the occurrence of the event(s) that constitute Good Reason, (B) the Company shall have thirty (30) days to cure such events, and (C) to the extent the Company fails to cure such event within the thirty (30) day cure period, you terminate employment within thirty (30) days after the end of such cure period.

Please note that, with respect to your outstanding equity rights at the time of your termination of employment, your individual grant agreement(s) and the related equity documents set forth the consequences of your termination of employment on such equity rights.

The Company makes no representation regarding the tax implications of the compensation and benefits paid to you hereunder, including, without limitation, the implications under Section 409A. It is intended that this letter and the payments and benefits hereunder will either comply with or be exempt from Section 409A to the extent applicable, and the letter shall be interpreted on a basis consistent with such intent. Notwithstanding anything to the contrary in the foregoing, you are solely responsible for, and neither the Company nor any of its subsidiaries or affiliates shall have any liability for, any additional tax, interest, or penalty that may be imposed on you under Section 409A. Notwithstanding anything in this letter to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(8)(i), no payment hereunder that constitutes “deferred compensation” subject to Section 409A shall, to the extent required to avoid additional taxes under Section 409A, be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes hereof, (A) with respect to payments of any amount that is considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall refer to a “separation from service” within the meaning of Section 409A and (8) your right to receive any installment payment will be treated as a right to receive a series of separate and distinct payments.

Notwithstanding anything herein to the contrary, if the payments and benefits to be provided to you by the Company (or its subsidiaries or affiliates), whether or not provided hereunder, either alone or together with any other payment or benefit you have a right to receive, would constitute a “parachute payment” under Section 280G of the Code and but for this paragraph would be subject to the excise tax (imposed by Section 4999 of the Code (the “Excise Tax”), then any such payment or benefit to be provided by the Company (or its subsidiaries or affiliates) shall equal either (i) the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the Excise Tax (the “Reduced Amount”) or

(ii) the full amount of all such payments and benefits, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the payments and benefits, notwithstanding that all or some portion of the payments and benefits may be subject to the Excise Tax. If a reduction in payments and benefits constituting “parachute payments” is necessary so that the payments and benefits equal the Reduced Amount, the reduction of such payments and/or benefits, if applicable, shall be made as follows, in each case with payments and benefits with a higher “parachute payment” value for purposes of section 280G reduced before payments with a lower value: (i) reduction of payments hereunder, (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other cash payments. No such reduction shall be made if and to the extent it would result in additional taxes under Section 409A. Any such determination shall be made by a nationally accredited accounting firm chosen by the Company (with the fees and expenses of such firm to be borne by the Company). The determination of the accounting firm shall be binding upon the Company and you.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you may have with the Company or any of its subsidiaries or affiliates (including any predecessor entity) regarding your eligibility for severance payments and benefits.

This letter will be subject to the internal substantive laws, and not the choice of law rules, of the State of Maryland.

Please sign below your agreement to the terms of this letter. This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Notice under this agreement may be sent to you at any then-current personal physical or email address of yours on file with the Company and notice to us to attention of the CEO at the Company’s principal address.

If you have any question regarding these severance payments and benefits, please feel free to contact me or Steven Fasman at    .

Sincerely yours,

/s/ Lisa Evoli
Lisa Evoli
Senior VP & Chief Human Resources Officer

By signing below, I hereby agree to the terms and conditions of this letter.

/s/ David McErlane	27 Aug 2023
David McErlane	Date